Exhibit 99.1

FOR IMMEDIATE RELEASE                             CONTACT: Leonard E. Moodispaw
                                                                CEO & President
                                                                   301.939.7000

ESSEX CORPORATION ANNOUNCES PRELIMINARY THIRD QUARTER 2005 RESULTS IN CONNECTION WITH APPEARANCE AT AEA FINANCIAL CONFERENCE.


COLUMBIA, MD - November 07, 2005 - Essex Corporation (NASDAQ: KEYW) announces preliminary, unaudited results for the 3rd quarter ending September 30, 2005, in conjunction with its appearance at the AeA Financial Classic Conference that begins today in San Diego, California. These preliminary results suggest that Essex will report 3rd quarter revenue of approximately $42.7 million compared to $16.7 million in the same period of 2004. The net income for the 3rd quarter 2005 will be approximately $2.2 million or $0.10 per share (diluted), compared to net income of $589,000 or $0.04 for the same period in 2004.

The revenue results are expected to show approximately $37.7 million in 3rd quarter 2005 revenue from Services and Products, compared to $34.8 million in the 2nd quarter of 2005, an 8% increase in quarter-over-quarter revenue in this area. Revenue from Purchased Materials in 3rd quarter 2005 is expected to be $5.0 million, compared to $6.6 million in the 2nd quarter of 2005, a 24% decrease in quarter-over-quarter revenue in this area.

"We had a remarkable 3rd quarter that included quarter-over-quarter increases in both revenue and net income, along with substantial investment in product activities and business development resources to support future growth," according to Leonard Moodispaw, CEO and President of Essex Corporation.

Backlog at September 30, 2005, is expected to be approximately $476 million, compared to the backlog of $397 million reported with 2nd quarter 2005 results, showing an increase of over $78 million compared with the backlog at June 30, 2005. This increase is primarily related to an increased value of Essex's 2nd largest contract, referred to as "Woodstock", by over $100 million over the remaining period of the contract. This contract is focused on signals technology and services for the defense and intelligence community. The contract was originally awarded to our Windermere subsidiary in late Q3 2004 as a five year contract for $102 million, including significant subcontractor performance. The revised total five year contract value on this cost-plus-incentive-fee contract is now $205 million. Substantially all of the revenue under this expansion is expected to be realized during the period of Calendar Year 2006 through September 2009.

                                   - M O R E -

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ESSEX CORPORATION ANNOUNCES PRELIMINARY Q3 RESULTS            PAGE 2 OF 3

"I believe that the expansion of this contract underscores the important role that Essex is playing in supporting the signals intelligence mission of the United States and the strength and momentum that our business has achieved," according to Leonard Moodispaw, CEO and President of Essex Corporation. "This contract positions Essex as the prime contractor on two large contracts that are of vital importance in our nation's battle against terrorism. Essex is continuing on course with its strategy of expanding the services business area and investing in core capabilities to create products and solutions that utilize Essex technology and innovations. These investments are important to Essex growth strategy in 2006 and beyond."

"Achieving dominance in the information domain plays a vital role in the counterterrorism strategy and activities of our country," according to Lt. Gen (retired) Kenneth Minihan, former Director of the National Security Agency and currently an advisor to Essex on defense and intelligence. "I believe the award and expansion of this contract demonstrate the confidence this nation has in Essex and its ability to support the urgent need for better technology solutions as well as the need to maximize the performance of existing technical capabilities. It is clear to me that signal focused activities will remain a funding and performance priority for the United States for many years to come."

Essex reaffirms its revenue guidance for 2005 of $155 million to $165 million, including ten months of combined operations with the Windermere acquisition. A preliminary look at 2006 revenue guidance will be discussed in the conference call on November 14, 2005.

As previously announced, Essex plans to release its final third quarter financial results in a press release after market close on November 14, 2005. A conference call has been scheduled to discuss these results on November 14th at 5:00 p.m. (EST). At that time, management will review the Company's third quarter 2005 financial results. A question-and-answer session will follow to further discuss the results as well as to comment on the outlook for the remainder of 2005.

Interested parties will be able to connect to our Webcast via the Investor page on our website, http://www.essexcorp.com/investor.html on November 14th. We encourage people to register for an email reminder about the Webcast on the Event Calendar tab, also found on the Investor page of our website. Interested parties may also listen to the conference call by calling 1-800-706-7745, participant passcode 40106409. The International Dial In access number will be 617-614-3472.

ABOUT ESSEX:  Essex provides  advanced signal,  image,  information  processing, information assurance and cyber-security solutions, primarily for U.S. Government intelligence and defense customers, as well as for commercial customers. We create our solutions by combining our services and expertise with hardware, software, and proprietary and patented technology to meet our customers' requirements. For more information contact Essex Corporation, 6708 Alexander Bell Drive, Columbia MD 21046; Phone 301.939.7000; Fax 301.953.7880; E-mail info@essexcorp.com, or on the Web at www.essexcorp.com.

                                   - M O R E -
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ESSEX CORPORATION ANNOUNCES PRELIMINARY Q3 RESULTS            PAGE 3 OF 3


THIS PRESS RELEASE MAY CONTAIN "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE UNITED STATES PRIVATE SECURITIES REFORM ACT OF 1995. THESE STATEMENTS ARE BASED ON MANAGEMENT'S CURRENT EXPECTATIONS AND ARE SUBJECT TO RISKS, UNCERTAINTY AND CHANGES IN CIRCUMSTANCES, WHICH MAY CAUSE ACTUAL RESULTS, PERFORMANCE OR
ACHIEVEMENTS TO DIFFER MATERIALLY FROM ANTICIPATED RESULTS, PERFORMANCE OR ACHIEVEMENTS. ALL STATEMENTS CONTAINED HEREIN THAT ARE NOT CLEARLY HISTORICAL IN NATURE ARE FORWARD LOOKING. THE FORWARD-LOOKING STATEMENTS IN THIS RELEASE INCLUDE STATEMENTS ADDRESSING THE FOLLOWING SUBJECTS: FUTURE FINANCIAL CONDITION AND OPERATING RESULTS (INCLUDING, WITHOUT LIMITATION, THE PRELIMINARY STATEMENT OF EXPECTED REVENUES, NET INCOME, OTHER FINANCIAL RESULTS AND BACKLOG FOR THE THIRD QUARTER OF 2005 AND ANY 2005 REVENUE GUIDANCE), THE AMOUNT OF BACKLOG AND CONTRACT VALUE FOR ESSEX CONTRACTS, ESSEX'S GROWTH STRATEGY AND ITS PLANS AND EXPECTATIONS RELATING THERETO, AND THE EXPECTATION THAT SUBSTANTIALLY ALL THE REVENUES FOR THE "WOODSTOCK" CONTRACT EXPANSION WILL BE IN 2006 THROUGH 2009. ECONOMIC, BUSINESS, COMPETITIVE AND/OR REGULATORY FACTORS AFFECTING ESSEX'S BUSINESSES ARE EXAMPLES OF FACTORS, AMONG OTHERS, THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS.

MORE DETAILED INFORMATION ABOUT THESE AND OTHER FACTORS IS SET FORTH IN ESSEX'S QUARTERLY REPORT ON FORM 10-Q FOR THE FISCAL QUARTER ENDED JUNE 30, 2005. ESSEX IS UNDER NO OBLIGATION TO (AND EXPRESSLY DISCLAIMS ANY SUCH OBLIGATION TO) UPDATE OR ALTER ITS FORWARD-LOOKING STATEMENTS WHETHER AS A RESULT OF NEW INFORMATION, FUTURE EVENTS OR OTHERWISE.

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